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                                                                   EXHIBIT 23.03

                        CONSENT OF DELOITTE & TOUCHE LLP

    We consent to use in this Registration Statement of Hybrid Networks, Inc. on Form S-4 of our report dated November 28, 1997 (March 19, 1998 as to Note 10) insofar as such report relates to the financial statements of Pacific Monolithics, Inc. as of September 30, 1997 and 1996 and for the three years in the period ended September 30, 1997, appearing in the Joint Proxy
Statement/Prospectus, which is a part of this Registration Statement.

    We also consent to the reference to us under the headings "Selected Historical Financial Data of Pacific" and "Experts" in such Joint Proxy Statement/Prospectus.

DELOITTE & TOUCHE LLP

San Jose, California

May 6, 1998